Exhibit 99.1

BOB EVANS REPORTS FISCAL 2013 THIRD-QUARTER RESULTS

Bob Evans Farms, Inc. reports net sales increase of 1.4%. Bob Evans Restaurants achieves positive same-store sales of 1.6%, its third consecutive quarter with positive same-store sales, despite approximately 50 basis points of weather-related impact. BEF Foods’ net sales increase 7.5%; volume up 13.1%. Partially offsetting these increases, Mimi’s Café’s same-store sales decline 4.0%

Company announces 3Q 2013 earnings per diluted share of $0.20; non-GAAP EPS, adjusted for restructuring and other items, is $0.56 for the quarter

Farm Fresh Refresh restaurant remodeling program continues to drive performance with positive same-store sales of 3.1% at remodels completed within one year. Remodels completed more than a year ago report positive same-store sales of 2.7%, reflecting long-term sales lift impact of the program

Kettle Creations’ integration progressing ahead of schedule, accretive $0.02 per diluted share to 3Q 2013 earnings. Vertical integration at 87% as BEF Foods continues to expand internal production capabilities to drive its refrigerated side dish business

Company achieved interest expense savings through retirement of its private placement notes

Company expects organizational efficiencies and a $53 to $63 million cash tax benefit to result from the recent conversion of its restaurant operating entities to limited liability companies

Company reports closing the sale of Mimi’s Café restaurant chain on February 15, 2013

Company provides fourth-quarter fiscal year 2013 diluted EPS guidance of $0.60 to $0.65, which includes $0.03 per share of costs associated with providing Mimi’s Café with transition support services

COLUMBUS, Ohio – February 19, 2013 – Bob Evans Farms, Inc (NASDAQ: BOBE) today announced its results for the fiscal 2013 third quarter ended Friday, January 25, 2013.

Third-quarter fiscal 2013 commentary

Commenting on third-quarter fiscal 2013 results, Chairman and Chief Executive Officer Steve Davis said, “I am very proud of our highly disciplined teams this quarter. In the midst of several complex transformational projects, we did not lose sight of driving positive sales results in Bob Evans Restaurants and BEF Foods. While successfully accelerating the Farm Fresh Refresh remodeling program at Bob Evans Restaurants; insourcing a product line formerly produced by a third party for BEF Foods; and completing the sale of Mimi’s Café, we simultaneously drove sales growth in both of our Bob Evans-branded business segments.

Fiscal 2013 – Quarter 3 p 1

“While there have been significant investments and expenses associated with transforming our Company for growth this quarter, all have been undertaken with an eye on positioning Bob Evans Restaurants and BEF Foods for sustainable growth in the years ahead, and driving returns on invested capital. Not only did we successfully execute transformational projects in each of our business segments, from a corporate perspective we improved our operational flexibility, and reduced the cost of our debt structure substantially, by pre-paying our private placement notes with cash on hand and funds from our lower-cost credit facility. We also restructured our restaurant operating entities by converting them to limited liability companies, which streamlined our organizational structure and generated an estimated tax benefit of $53 to $63 million, the majority of which we expect to realize during the next two years. We believe we are now well-positioned to deliver on our long-term annual non-GAAP EPS growth guidance of 8 to 12 percent in the years ahead through a combination of positive top-line results and ongoing cost initiatives to leverage sales growth in both businesses.”

Davis continued, “The Farm Fresh Refresh remodeling program continues to drive positive sales and return on invested capital trends at Bob Evans Restaurants. This was the third consecutive quarter of same-store sales gains at Bob Evans Restaurants. Importantly, restaurants that have been remodeled for more than a year are building on their already impressive first-year sales gains as this group generated positive same-store sales of 2.7 percent during the quarter. The Farm Fresh Refresh remodeling program was designed to drive dine-in sales, as well as develop new sales layers including bakery, carryout, and catering. We believe the continued strong sales performance of remodeled restaurants reflects progress in meeting those objectives, and it gives us confidence in our decision to accelerate the completion of the remodeling program in fiscal 2014, one year earlier than originally anticipated. Accelerating the Farm Fresh Refresh remodeling program not only provides an opportunity to realize the financial benefits of the program early, it enables us to transition sooner to a more meaningful level of sales layer development and new restaurant openings beginning in fiscal 2015.

“At BEF Foods, we grew for a third straight quarter with net sales and volume gains of 7.5 percent and 13.1 percent, respectively. Our second-quarter fiscal 2013 acquisition of the Kettle Creations brand and manufacturing facility is already accretive to earnings, and we believe will become more so after its current expansion is complete. During the third quarter, we grew refrigerated side dish sales by 9.2 percent compared to the same period last year. Expansion and innovation at Kettle Creations’ manufacturing facility was a key element in driving that growth. BEF Foods is now nearly 90 percent vertically integrated, and we believe that provides us with tremendous advantage as we improve our operating cost structure. It also enhances our product innovation capabilities as we continue to grow the refrigerated side dish business, now our largest product category.”

Davis added, “We announced an agreement to sell our Mimi’s Café business segment on January 28, 2013, and subsequently closed the transaction on February 15, 2013. The transaction represents a turning point for our Company as we are now better focused on driving growth of our two Bob Evans-branded businesses. We have tremendous respect for the team at Mimi’s Café, and wish them success as they continue their brand transformation under the ownership of LeDuff America, Inc. We will provide transitional services to Mimi’s Café for approximately a year.”

Fiscal 2013 – Quarter 3 p 2

Third-quarter fiscal 2013 consolidated results and GAAP to Non-GAAP reconciliation

The Company reported net income of $5.5 million, or $0.20 per diluted share. The third-quarter results include the negative net pretax impact of $32.3 million of costs, or $10.3 million after-tax, from the following GAAP to non-GAAP reconciling items related primarily to the Company’s restructuring activities and the sale of Mimi’s Cafe:

Mimi’s Café sale-related net costs of $19.9 million include the following items:

•	$22.7 million in noncash charges for intangible impairments in Mimi’s Café that increased the intangible impairment line;

•	$1.1 million in charges for severance and restructuring payments in Mimi’s Café that increased the SG&A line; offset partially by

•	$3.9 million in noncash depreciation and amortization in Mimi’s Café that decreased the depreciation and amortization line

Costs associated with the sale will be disclosed in the fourth quarter GAAP to non-GAAP reconciliation schedule.

The conversion of our restaurant operating companies to a limited liability company structure, and private placement retirement costs of $6.2 million include the following items:

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$0.5 million and $156.4 million for extinguishment of intercompany debt that decreased the SG&A line for Bob Evans Restaurants and Mimi’s Café, respectively, which were offset in consolidation by $156.9 million for extinguishment of intercompany debt that increased the SG&A line for BEF Foods; and

•	$6.2 million of costs associated with the early payment of the Company’s private placement notes that increased the net interest expense line

Plant and facility closures and other restructuring net costs of $1.3 million include the following items:

•

$1.2 million in BEF Foods charges for severance related to the previously announced Bidwell, Ohio, and Springfield, Ohio, plant closures as well as retention payments related to the Kettle Creations acquisition, both of which increased the SG&A line;

•	$0.3 million in charges for severance and retention payments in Bob Evans Restaurants that increased the SG&A line; offset partially by

•	$0.2 million in income for a gain on the sale of assets in Bob Evans Restaurants that decreased the SG&A line

Other charges including asset impairments and merger and acquisition related costs of $5.0 million include the following items:

•	$2.4 million in noncash charges for impairments in Bob Evans Restaurants that increased the SG&A line;

•	$2.1 million in noncash charges for impairments in Mimi’s Café that increased the SG&A line;

•	$0.3 million in noncash charges in Mimi’s Café that increased the other operating expenses line; and

•	$0.2 million in charges for merger and acquisition related costs in BEF Foods that increased the SG&A line.

Fiscal 2013 – Quarter 3 p 3

Earnings per diluted share for the third quarter of fiscal 2013 were $0.20. Excluding the net negative impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.56.

Earnings per diluted share for the third quarter of fiscal 2012 were $0.69. There were no non-GAAP adjustments during the third quarter of fiscal 2012.

A number of large items, not permanent in nature, impacted quarterly performance compared to last year and are included in both the $0.20 per diluted share and $0.56 non-GAAP diluted earnings per share. Those items include:

•	A $0.07 per share decline in profitability as a result of continued top line weakness at Mimi’s Cafe

•	An $0.08 per share decline in profitability of the BEF Foods segment as a result of a shift in marketing spending to the third quarter from the first and second quarters

•

A $0.03 per share decline in profitability of the BEF Foods segment as a result of higher costs arising from a production disruption attributable to, and a unilateral price increase taken by, one of the Company’s suppliers; and

•	A $0.01 per share decline in Bob Evans Restaurants’ profitability as a result of unfavorable snow events in December, partially offset by favorable weather in January compared to the prior year

Additionally, last year’s results include a $0.05 per diluted share benefit resulting from a tax settlement. The benefit was not repeated in this year’s third quarter.

Partially offsetting the above listed items are: profitability associated with Kettle Creations performance, lower interest expense and lower share count, each of which was favorable $0.02 per diluted share, for a total contribution of approximately $0.06 per diluted share.

During the third quarter of fiscal 2013, the effective tax rate recorded by the Company was 160.8 percent primarily as a result of restructuring activity, compared to 28.6 percent in the third quarter of fiscal 2012. The effective tax rate in fiscal 2012 reflects the impact of a state income tax settlement. The dollar value of the settlement was $1.4 million, or $0.05 per diluted share. Excluding the restructuring activity, on a year-to-date basis, the company would have experienced a tax rate of approximately 32 percent. The Company utilized the 32 percent rate in calculating the non-GAAP third quarter fiscal 2013 results.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

Fiscal 2013 – Quarter 3 p 4

Third-quarter fiscal 2013 consolidated income statement summary

Below is a summary of the Company’s consolidated third-quarter fiscal 2013 income statement.

•

Net sales – Consolidated net sales were $434.4 million in the third quarter of fiscal 2013, a 1.4 percent increase, compared to $428.3 million in the third quarter of fiscal 2012. This growth was the result of a net sales increase in the BEF Foods segment as well as new restaurant and same-store sales increases at Bob Evans Restaurants, partially offset by same-store sales declines at Mimi’s Cafe.

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Operating income – Consolidated non-GAAP operating income was $24.5 million, or 5.6 percent of net sales, in the third quarter of fiscal 2013, compared to $30.3 million, or 7.1 percent of net sales, in the third quarter of fiscal 2012. The decline was due to same-store sales declines at Mimi’s Café, the negative sales and cost impact of inclement weather at Bob Evans Restaurants, the timing shift of marketing expenditures at BEF Foods from the first and second quarters to the third quarter, cost increases at Bob Evans Restaurants for long-term incentives and depreciation, and higher costs arising from a production disruption attributable to, and a unilateral price increase taken by, one of the Company’s suppliers. These factors were not completely offset by the consolidated net sales increase.

•

Net interest expense – The Company’s non-GAAP net interest expense was $1.3 million in the third quarter of fiscal 2013, compared to $1.9 million in fiscal 2012. The decrease was the result of the December prepayment of our private placement notes, partially offset by interest expense on incremental borrowings from our low-cost variable-rate revolving credit facility.

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 28.1 million in the third quarter of fiscal 2013, compared to 29.4 million in the third quarter of fiscal 2012. The Company repurchased 224,821 shares for $8.9 million in the third quarter of fiscal 2013.

Third-quarter fiscal 2013 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ fiscal 2013 third-quarter non-GAAP operating income was $19.5 million, or 8.0 percent of net sales, compared with $19.9 million, or 8.2 percent of net sales, last year. The most significant driver of the decrease in profitability was a $2.4 million increase in SG&A due primarily to higher costs associated with the Company’s 401k Plan match and long-term incentives. Additional SG&A costs included incremental restaurant supplies and pre-opening expenses for the Farm Fresh Refresh remodel program. Other drivers of the decrease in profitability included $1.3 million in incremental depreciation related primarily to the Farm Fresh Refresh remodel program, and the estimated $0.5 million net negative effect resulting from adverse December and favorable January weather events. These items were partially offset by positive same-store sales of 1.6 percent.

During the quarter, an additional 28 restaurants from the Farm Fresh Refresh markets of Detroit and Toledo moved into the category of restaurants remodeled for more than a year. Those restaurants join the 27 restaurants from the Dayton market that completed a remodel more than one year ago. The 2.7 percent same-store sales growth of these restaurants is demonstrating the sustained power of the program in markets remodeled more than one year. Additionally, 40 restaurants were remodeled during the quarter, compared with 15 restaurants during last year’s third quarter. As a result, the Company experienced 258 closed restaurant days in the quarter compared with 118 closed restaurant days in last year’s third quarter, which equates to an approximately $0.5 million negative impact of incremental lost sales. Each restaurant to be remodeled is closed from five to seven days. Overall, the remodeled markets, including the effect of closed days, continued to outpace the non-remodeled restaurants. The Company plans to complete the Farm Fresh Refresh remodeling program for the entire chain by the end of fiscal 2014.

Fiscal 2013 – Quarter 3 p 5

Net sales – Bob Evans Restaurants’ net sales were $245.5 million in the third quarter of fiscal 2013, compared with sales of $242.4 million in the corresponding period last year. The increase was driven by the 1.6 percent increase in same-store sales, which exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

	Category	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY ’13	FY ’13 YTD
Bob Evans	Family	552	2.1%	-0.5%	3.1%	1.6%	1.2%

During the third quarter of fiscal 2013, Bob Evans Restaurants:

•	Refreshed 40 restaurants.

•	Did not open or rebuild any restaurants.

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.3 percent of net sales in the third quarter of fiscal 2013, compared to 24.1 percent in the third quarter of fiscal 2012. The increase in cost of sales as a percent of net sales was due to commodity increases and menu mix, which were partially offset by menu pricing of approximately 2.8 percent, and ongoing efficiency initiatives, including the actual-versus-theoretical food cost program.

Operating wages – Bob Evans Restaurants’ cost of labor was 37.5 percent of net sales in the third quarter of fiscal 2013, compared to 38.1 percent of net sales in fiscal 2012. The decline in operating wages as a percent of net sales in the third quarter of fiscal 2013 was due primarily to sales leverage from improvement in same-store sales of 1.6 percent and labor efficiency initiatives including more effective scheduling.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were 17.7 percent of net sales in the third quarter of fiscal 2013, compared to 18.4 percent of net sales in the third quarter of fiscal 2012. The decrease resulted primarily from a decline in advertising expenditures.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $17.4 million, or 7.1 percent of net sales, in the third quarter of fiscal 2013, compared with $15.0 million, or 6.2 percent of net sales, in the third quarter of fiscal 2012. The $2.4 million increase was due primarily to higher costs associated with the Company’s 401k Plan match and long-term incentives.

Third-quarter fiscal 2013 Mimi’s Café segment summary

Mimi’s Cafe’s third-quarter fiscal 2013 non-GAAP operating income was $0.3 million, or 0.3 percent of net sales, compared to operating income of $3.2 million, or 3.4 percent of net sales in the third quarter of fiscal 2012. The primary reason for the decline in the operating income was the same-store sales decline in the third quarter of fiscal 2013.

Fiscal 2013 – Quarter 3 p 6

Net sales – Mimi’s Cafe’s net sales were $91.1 million in the third quarter of fiscal 2013, down $3.8 million, compared to $94.9 million in the corresponding period last year. The decrease resulted from declines in same-store sales of 4.0 percent, which included 1.3 percent in average menu price increases. At Mimi’s Café, the same-store sales decline trailed the Knapp Track™ casual dining index of -0.6 percent for the same period.

	Category	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY ’13	FY ’13 YTD
Mimi’s Café	Casual	145	-3.5%	-6.3%	-2.1%	-4.0%	-4.3%

During the third quarter of fiscal 2013, Mimi’s Café did not remodel, open or rebuild any restaurants.

Cost of sales – Mimi’s Café’s cost of sales was 25.7 percent of net sales in the third quarter of fiscal 2013, compared to 27.2 percent in the third quarter of fiscal 2012. The decrease in cost of sales as a percent of net sales was due to food cost initiatives, ongoing efficiency initiatives including the actual-versus-theoretical food cost program, and a new menu designed to drive product mix favorability, which were partially offset by commodity increases.

Operating wages – Mimi’s Cafe’s cost of labor was 37.7 percent of net sales in the third quarter of fiscal 2013, compared to 35.9 percent in the third quarter of fiscal 2012. The increase in operating wages as a percent of net sales was due to deleverage from declines in same-store sales.

Other operating expenses – Mimi’s Café’s non-GAAP other operating expenses were $20.5 million, or 22.5 percent of net sales, in the third quarter of fiscal 2013, compared to $20.1 million, or 21.2 percent of net sales, in the third quarter of fiscal 2012. The increase in other operating expenses as a percent of net sales was primarily due to deleverage from declines in same-store sales.

SG&A – Mimi’s Café’s non-GAAP SG&A expenses were $6.7 million, or 7.3 percent of net sales, in the third quarter of fiscal 2013, compared to $5.8 million, or 6.2 percent of net sales, in the third quarter of fiscal 2012. The increase in SG&A was the result of increases in corporate allocations driven by higher costs associated with the Company’s 401k Plan match, long-term incentive compensation, and incremental legal accruals.

Third-quarter fiscal 2013 BEF Foods segment summary

BEF Foods’ third-quarter fiscal 2013 non-GAAP operating income was $4.7 million, or 4.8 percent of net sales, in the third quarter of fiscal 2013, compared to $7.1 million, or 7.9 percent of net sales, in the corresponding period last year. The primary driver of the decrease in operating income was an increase in SG&A of $3.5 million as a result of the timing shift of marketing expenditures from the first and second quarters to the third quarter, partially offset by an increase in total pounds sold of 13.1 percent, and a 3.0 percent decline in sow costs.

Fiscal 2013 – Quarter 3 p 7

Additionally, total cost of sales and operating wages, although favorable to last year, were not as favorable as expected. During the quarter, a supplier notified the Company that it would cease providing an integral component of the Company’s side-dish business. Given the timing of the notification coupled with the Company’s desire to avoid supply interruption to its customers during a major production period, the Company incurred additional expenses reconfiguring its existing production lines to insource production of this product. The capital cost of this new equipment was approximately $1.7 million. The disruption to the Company’s production lines coupled with initial inefficiencies in manufacturing adversely impacted profitability during the quarter. The Company continues to refine Kettle Creations’ operations to improve efficiencies.

Furthermore, the same supplier imposed a unilateral price increase on other products, which it continues to supply to the Company. Currently, the Company estimates the cumulative effect of the two actions related to this supplier have impacted its results by approximately $0.03 per share for the quarter. Continued and contemplated impacts from these items for the fourth quarter have been reflected in the Company’s guidance, and efforts continue to minimize additional, if any, adverse impacts.

The acquisition of Kettle Creations during the second quarter of this year impacted cost of sales, operating wages, and other operating expenses. Prior to the acquisition of Kettle Creations, all costs were included in cost of sales. Subsequent to the acquisition, as an owned facility, rather than as a supplier, labor costs are included in operating wages; and utilities, freight, and hauling costs are included in other operating expenses.

Net sales – The BEF Foods segment’s third-quarter fiscal 2013 net sales were $97.8 million, an increase of 7.5 percent, compared to $91.0 million in the third quarter of fiscal 2012. Total pounds sold increased 13.1 percent. Promotional discounts and other selling allowances are included as a reduction to gross sales. The Kettle Creations acquisition accounted for $1.7 million of the net sales increase and 3.5 percentage points of the volume increase.

Cost of sales – The BEF Foods segment’s third-quarter fiscal 2013 cost of sales was 52.9 percent of net sales, compared to 58.7 percent of net sales in the third quarter of fiscal 2012. The decrease was due primarily to the acquisition of Kettle Creations and the decline in sow costs. A unilateral price increase taken by one of the Company’s suppliers impacted this line unfavorably by approximately $0.02 per share.

Operating wages – The BEF Foods segment’s third-quarter fiscal 2013 cost of labor was 11.1 percent of net sales, compared to 7.8 percent of net sales in the third quarter of fiscal 2012. As noted above, the increase was primarily due to the Company’s acquisition of Kettle Creations.

Other operating expenses – The BEF Foods segment’s other operating expenses were 7.9 percent of net sales in the third quarter of fiscal 2013, compared to 5.7 percent of net sales in the third quarter of fiscal 2012. As noted above, the increase was primarily due to the Company’s acquisition of Kettle Creations, partially offset by manufacturing productivity initiatives. A production disruption attributable to one of the Company’s suppliers impacted this line unfavorably by approximately $0.01 per share.

SG&A – The BEF Foods segment’s non-GAAP SG&A expenses were 19.7 percent of net sales in the third quarter of fiscal 2013, compared to 17.3 percent of net sales in the third quarter of fiscal 2012. The increase resulted primarily from a shift of marketing expenditures from the first and second quarters to the third quarter.

Fiscal 2013 – Quarter 3 p 8

Fiscal year 2013 and long-term outlook

Commenting on the Company’s outlook for the remainder of fiscal 2013, and looking ahead to the long-term outlook, Steve Davis said, “During the third quarter, we undertook extremely significant restructuring and repositioning activities while growing the core business. We believe these initiatives position us well for sustainable profitable growth going forward. To summarize:

•	Bob Evans Farms, Inc. is now anchored by two strong business segments sharing a common brand name with clear strategies to drive top-line growth;

•

BEF Foods has successfully integrated its most recent acquisition, positioning the segment to be nearly 90 percent vertically integrated, which will result in productivity improvements and a higher level of product innovation;

•	Bob Evans Restaurants and BEF Foods have productivity initiatives in place that are expected to drive efficiency and cost savings in nearly every line of their income statements; and

•	the Company has restructured its organizational and capital structures to realize efficiencies, a one-time tax benefit, and ongoing interest expense savings.

“We will continue to provide as much visibility as we can to our strategies, activities and expectations as we move through this transitional period. We are fully committed to growing earnings per share 8 to 12 percent annually over the long term and believe we are in a much better position today to consistently deliver earnings growth.”

The Company updated its guidance for the fourth quarter of the year to be in the range of $0.60 to $0.65 per diluted share. This includes approximately $0.03 per share of costs associated with transition support services being provided to Mimi’s Café at less than cost. It also excludes Mimi’s Café’s results in the fourth quarter.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s full-year outlook include the following:

Consolidated company highlights

•	Net sales – approximately $1.6 billion.

•	Depreciation and amortization – approximately $80 to $90 million.

•

Net interest expense – approximately $6.5 to $7.5 million, down from $8.0 to $9.0 million, to reflect the impact of the prepayment of the Company’s private placement notes and decrease in net interest expense from borrowing under our lower-cost revolver debt.

•	Effective non-GAAP tax rate – approximately 32 percent down from 33.5 to 34.5 percent.

•	Diluted weighted-average share count – approximately 28.3 million to reflect the impact of the third quarter share repurchase activity.

Fiscal 2013 – Quarter 3 p 9

•

Capital expenditures – approximately $130 to $150 million. Key items of the spend include the effect of expanding the Kettle Creations and Sulphur Springs plants, the acceleration of the Farm Fresh Refresh remodeling program, the new corporate campus and the ERP program.

Bob Evans Restaurants segment

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Net sales: Fourth quarter same-store sales in the flat to positive 1.0 percent range, driven by the sales lift from Farm Fresh Refresh remodels and new value platforms, offset by early February sales weakness. The Company believes the sales weakness was due to a reaction by guests to recent tax increases and an extended string of snowy and bitterly cold days in the core Midwest markets that kept a portion of our target population at home. The trend began to moderate in mid-February and the Company expects to return to same-store sales growth by the end of the quarter. The Company will have approximately 510 closed store days during the fourth quarter to support the refresh program compared with 307 last year.

•	Cost of sales: Commodity inflation at 1.0 to 2.0 percent. Although volatility is increasing, price increases are not expected at the level we originally forecasted.

•	Operating margins: 9.0 to 9.5 percent, consistent with previous guidance and reflecting the accelerated Farm Fresh Refresh remodeling program, and the early February sales impact previously mentioned.

BEF Foods segment

•	Net sales: Overall net sales of $80 to $90 million for the fourth quarter, up from last year’s fourth quarter of $73 million.

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Cost of sales: Based on recent cost trends, and liquidations in the sow herd as a result of the drought, average sow costs of approximately $55 to $60 per hundredweight – unchanged from the last forecast. During the third quarter, sow costs were $58.72 per hundredweight.

•	Operating margins: 9.5 to 10.5 percent, compared to previous guidance of 9.5 to 11.0 percent, as a result of an expectation of some continuing effects from the supplier issue mentioned earlier.

On May 29, 2012, the Company announced its intention to close two BEF Foods’ production plants in the second quarter of fiscal 2014. Partial realization of the pretax benefits of the closures, amounting to an estimated $4 to $5 million, is expected to commence in fiscal 2014. The Company anticipates a total annual ongoing pretax benefit of approximately $7 to $8 million beginning in fiscal 2015.

Company to host conference call on Wednesday, February 20, 2013

The Company will host a conference call to discuss its third-quarter fiscal 2013 results at 10 a.m. (ET) on Wednesday, February 20, 2013. The dial-in number is (800) 690-3108, access code 91638474. A replay will be available at (800) 585-8367, access code 91638474.

To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.

Fiscal 2013 – Quarter 3 p 10

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants and Mimi’s Café brand names. At the end of the third fiscal quarter (January 25, 2013), Bob Evans Restaurants owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names.

Note that effective on February 16, 2013, Mimi’s Café is no longer owned by Bob Evans Farms, Inc. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Fiscal 2013 – Quarter 3 p 11

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2013 – Quarter 3

Note: amounts are in thousands, except per share amounts

Third quarter (Q3), ended Jan. 25, 2013, compared to the corresponding period a year ago:

	GAAP to NON-GAAP Reconciliation of Operating Income (Unaudited)
	Three Months Ended		Nine Months Ended
	Jan 25, 2013	Jan 27, 2012	Jan 25, 2013	Jan 27, 2012
Operating income as reported
Bob Evans Restaurants	$17,638	$19,889	$55,449	$63,865
Mimi’s Café	134,357	3,222	126,001	(1,544)
BEF Foods	(153,641)	7,147	(141,075)	16,762

Total operating (loss) income	(1,646)	30,258	40,375	79,083
Adjustments
Bob Evans Restaurants
Impairment	2,371	—	3,598	2,806
Severance/Restructuring	253	—	1,050	—
(Gain) loss on sale of assets	(211)	—	(408)	(407)
Extinguishment of intercompany debt	(527)	—	(527)	—

Total Bob Evans Restaurants Adjustments	1,886	—	3,713	2,399
Mimi’s Café
Impairment	24,834	—	24,834	—
Severance/Restructuring	1,121	—	1,740	287
Occupancy costs	334	—	1,875	—
Extinguishment of intercompany debt	(156,418)	—	(156,418)	—
Depreciation and amortization	(3,924)	—	(3,924)	—

Total Mimi’s Café Adjustments	(134,053)	—	(131,893)	287
BEF Foods
Impairment	—	—	—	87
Severance/Restructuring	1,239	—	5,184	—
Merger and acquisition related costs	167	—	1,566	—
(Gain) loss on sale of assets	—	—	(5)	(689)
Extinguishment of intercompany debt	156,945	—	156,945	—

Total BEF Foods Adjustments	158,351	—	163,690	(602)
Total adjustments
Impairment	27,205	—	28,432	2,893
Severance/Restructuring	2,613	—	7,974	287
Merger and acquisition related costs	167	—	1,566	—
(Gain) loss on sale of assets	(211)	—	(413)	(1,096)
Occupancy costs	334	—	1,875	—
Depreciation and amortization	(3,924)	—	(3,924)	—

	26,184	—	35,510	2,084
Adjusted operating income
Bob Evans Restaurants	19,524	19,889	59,162	66,264
Mimi’s Café	304	3,222	(5,892)	(1,257)
BEF Foods	4,710	7,147	22,615	16,160

Total adjusted operating income	$24,538	$30,258	$75,885	$81,167

Fiscal 2013 – Quarter 3 p 1

	Consolidated Three Months Ended				Bob Evans Restaurants Three Months Ended
	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales
Operating (loss) income as reported
Net sales	$434,440		$428,339		$245,494		$242,360
Cost of sales	134,771	31.0%	137,657	32.1%	59,561	24.3%	58,377	24.1%
Operating wages	137,327	31.6%	133,575	31.2%	92,115	37.5%	92,365	38.1%
Other operating	72,070	16.6%	69,906	16.3%	43,476	17.7%	44,604	18.4%
SG&A	50,407	11.6%	36,634	8.6%	19,271	7.8%	15,017	6.2%
Depreciation and amortization	18,844	4.3%	20,309	4.7%	13,433	5.5%	12,108	5.0%
Intangible impairment	22,667	5.2%	—		—		—

Total as reported	(1,646)	-0.4%	30,258	7.1%	17,638	7.2%	19,889	8.2%
Adjustments
Other operating	(334)		—		—		—
SG&A	(7,107)		—		(1,886)		—
Depreciation and amortization	3,924		—		—		—
Intangible impairment	(22,667)		—		—		—

Total adjustments	26,184		—		1,886		—
Adjusted operating income
Net sales	434,440		428,339		245,494		242,360
Cost of sales	134,771	31.0%	137,657	32.1%	59,561	24.3%	58,377	24.1%
Operating wages	137,327	31.6%	133,575	31.2%	92,115	37.5%	92,365	38.1%
Other operating	71,736	16.5%	69,906	16.3%	43,476	17.7%	44,604	18.4%
SG&A	43,300	10.0%	36,634	8.6%	17,385	7.1%	15,017	6.2%
Depreciation and amortization	22,768	5.2%	20,309	4.7%	13,433	5.5%	12,108	5.0%

Total adjusted operating income	24,538	5.6%	30,258	7.1%	19,524	8.0%	19,889	8.2%
Net interest expense as reported	7,451		1,879
Adjustments	(6,150)		—

Adjusted net interest expense	1,301		1,879
(Loss) income before income taxes as reported	(9,097)		28,379
Adjustments	32,334		—

Adjusted income before income taxes	23,238		28,379
(Benefit) provision for income taxes as reported	(14,624)		8,124
Income tax effect of adjustment	22,044		—

Adjusted provision for income taxes	7,419		8,124
Net income as reported	5,527		20,255
Adjustments to net income	10,291		—

Adjusted net income	15,818		20,255
Earnings per share
Basic as reported	$0.20		$0.69
Adjustments	$0.37		$—

Adjusted basic	$0.57		$0.69
Diluted as reported	$0.20		$0.69
Adjustments	$0.37		$—

Adjusted diluted	$0.56		$0.69
Average shares outstanding
Basic	27,994		29,319
Diluted	28,136		29,415

Fiscal 2013 – Quarter 3 p 2

	Mimi’s Café Three Months Ended				BEF Foods Three Months Ended
	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales
Operating income (loss) as reported
Net sales	$91,119		$94,948		$97,827		$91,031
Cost of sales	23,422	25.7%	25,829	27.2%	51,788	52.9%	53,450	58.7%
Operating wages	34,382	37.7%	34,073	35.9%	10,830	11.1%	7,137	7.8%
Other operating	20,854	22.9%	20,099	21.2%	7,740	7.9%	5,203	5.7%
SG&A	(146,438)	-160.7%	5,849	6.2%	177,575	181.5%	15,768	17.3%
Depreciation and amortization	1,875	2.1%	5,876	6.2%	3,536	3.6%	2,324	2.6%
Intangible impairment	22,667	24.9%	—		—		—

Total as reported	134,357	147.5%	3,222	3.4%	(153,641)	-157.1%	7,147	7.9%
Adjustments
Other operating	(334)		—		—		—
SG&A	153,130		—		(158,351)		—
Depreciation and amortization	3,924		—		—		—
Intangible impairment	(22,667)		—		—		—

Total adjustments	(134,053)		—		158,351		—
Adjusted operating income
Net sales	91,119		94,948		97,827		91,031
Cost of sales	23,422	25.7%	25,829	27.2%	51,788	52.9%	53,450	58.7%
Operating wages	34,382	37.7%	34,073	35.9%	10,830	11.1%	7,137	7.8%
Other operating	20,521	22.5%	20,099	21.2%	7,740	7.9%	5,203	5.7%
SG&A	6,693	7.3%	5,849	6.2%	19,224	19.7%	15,768	17.3%
Depreciation and amortization	5,798	6.4%	5,876	6.2%	3,536	3.6%	2,324	2.6%

Total adjusted operating income	304	0.3%	3,222	3.4%	4,710	4.8%	7,147	7.9%

Fiscal 2013 – Quarter 3 p 3

	Consolidated Nine Months Ended				Bob Evans Restaurants Nine Months Ended
	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales
Operating income as reported
Net sales	$1,255,032		$1,240,885		$739,762		$728,949
Cost of sales	374,847	29.9%	384,586	31.0%	177,662	24.0%	173,079	23.7%
Operating wages	403,646	32.2%	399,422	32.2%	277,573	37.5%	277,386	38.1%
Other operating	217,288	17.3%	206,342	16.6%	133,787	18.1%	130,520	17.9%
SG&A	134,382	10.7%	110,525	8.9%	55,964	7.6%	47,685	6.5%
Depreciation and amortization	61,827	4.9%	60,927	4.9%	39,327	5.3%	36,415	5.0%
Intangible impairment	22,667	1.8%	—		—		—

Total as reported	40,375	3.2%	79,083	6.4%	55,449	7.5%	63,865	8.8%
Adjustments
Other operating	(1,875)		—		—		—
SG&A	(14,892)		(2,084)		(3,713)		(2,399)
Depreciation and amortization	3,924		—		—		—
Intangible impairment	(22,667)		—		—		—

Total adjustments	35,510		2,084		3,713		2,399
Adjusted operating income
Net sales	1,255,032		1,240,885		739,762		728,949
Cost of sales	374,847	29.9%	384,586	31.0%	177,662	24.0%	173,079	23.7%
Operating wages	403,646	32.2%	399,422	32.2%	277,573	37.5%	277,386	38.1%
Other operating	215,413	17.2%	206,342	16.6%	133,787	18.1%	130,520	17.9%
SG&A	119,490	9.5%	108,441	8.7%	52,251	7.1%	45,286	6.2%
Depreciation and amortization	65,750	5.2%	60,927	4.9%	39,327	5.3%	36,415	5.0%

Total adjusted operating income	75,885	6.0%	81,167	6.5%	59,162	8.0%	66,264	9.1%
Net interest expense as reported	10,980		5,975
Adjustments	(6,150)		—

Adjusted net interest expense	4,830		5,975
Income before income taxes as reported	29,395		73,108
Adjustments	41,660		2,084

Adjusted income before income taxes	71,055		75,192
Provision for income taxes as reported	(1,482)		22,294
Income tax effect of adjustment	25,214		711

Adjusted provision for income taxes	23,732		23,005
Net income as reported	30,877		50,814
Adjustments	16,446		1,373

Adjusted net income	47,323		52,187
Earnings per share
Basic as reported	$1.09		$1.70
Adjustments	$0.58		$0.05

Adjusted basic	$1.68		$1.74
Diluted as reported	$1.09		$1.69
Adjustments	$0.58		$0.05

Adjusted diluted	$1.67		$1.74
Average shares outstanding
Basic	28,203		29,909
Diluted	28,345		29,999

Fiscal 2013 – Quarter 3 p 4

	Mimi’s Café Nine Months Ended				BEF Foods Nine Months Ended
	Jan 25, 2103	% of Sales	Jan 27, 2012	% of Sales	Jan 25, 2013	% of Sales	Jan 27, 2012	% of Sales
Operating income as reported
Net sales	$258,715		$270,385		$256,555		$241,551
Cost of sales	67,680	26.2%	72,781	26.9%	129,506	50.5%	138,726	57.4%
Operating wages	98,621	38.1%	100,401	37.1%	27,452	10.7%	21,635	9.0%
Other operating	63,033	24.4%	61,865	22.9%	20,467	8.0%	13,957	5.8%
SG&A	(132,632)	-51.3%	19,220	7.1%	211,050	82.3%	43,620	18.1%
Depreciation and amortization	13,344	5.2%	17,661	6.5%	9,155	3.6%	6,851	2.8%
Intangible impairment	22,667	8.8%	—		—		—

Total as reported	126,001	48.7%	(1,544)	-0.6%	(141,075)	-55.0%	16,762	6.9%
Adjustments
Other operating	(1,875)		—		—		—
SG&A	152,511		(287)		(163,690)		602
Depreciation and amortization	3,924		—		—		—
Intangible impairment	(22,667)		—		—		—

Total adjustments	(131,893)		287		163,690		(602)
Adjusted operating income
Net sales	258,715		270,385		256,555		241,551
Cost of sales	67,680	26.2%	72,781	26.9%	129,506	50.5%	138,726	57.4%
Operating wages	98,621	38.1%	100,401	37.1%	27,452	10.7%	21,635	9.0%
Other operating	61,159	23.6%	61,865	22.9%	20,467	8.0%	13,957	5.8%
SG&A	19,879	7.7%	18,933	7.0%	47,360	18.5%	44,222	18.3%
Depreciation and amortization	17,268	6.7%	17,661	6.5%	9,155	3.6%	6,851	2.8%

Total adjusted operating (loss) income	(5,892)	-2.3%	(1,257)	-0.5%	22,615	8.8%	16,160	6.7%

Fiscal 2013 – Quarter 3 p 5

	Consolidated Results
	Three Months Ended
	Jan. 25, 2013	% of sales	Jan. 27, 2012	% of sales
Net sales	$434,440		$428,339
Cost of sales	134,771	31.0%	137,657	32.1%
Operating wages	137,327	31.6%	133,575	31.2%
Other operating	72,070	16.6%	69,906	16.3%
S,G&A	50,407	11.6%	36,634	8.6%
Depreciation and amortization	18,844	4.3%	20,309	4.7%
Intangible impairment	22,667	5.2%	—	0.0%

Operating (loss) income	(1,646)	-0.4%	30,258	7.1%
Interest	7,451	1.7%	1,879	0.5%

Pre-tax (loss) income	(9,097)	-2.1%	28,379	6.6%
(Benefit) provision for income taxes	(14,624)	-3.4%	8,124	1.9%

Net Income	$5,527	1.3%	$20,255	4.7%
EPS—basic	$0.20		$0.69
EPS—diluted	$0.20		$0.69
Dividends paid per share:
	$0.275		$0.250
Weighted average shares outstanding:
Basic	27,994		29,319
Dilutive stock options	142		96

Diluted	28,136		29,415
Shares outstanding at quarter end:	27,879		29,072

Income taxes, as a percentage of pre-tax income, were 160.8% vs. 28.6%

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	Jan. 25, 2013	Jan. 27, 2012	Jan. 25, 2013	Jan. 27, 2012	Jan. 25, 2013	Jan. 27, 2012
Net sales	$245,494	$242,360	$91,119	$94,948	$97,827	$91,031
Cost of sales	24.3%	24.1%	25.7%	27.2%	52.9%	58.7%
Operating wages	37.5%	38.1%	37.7%	35.9%	11.1%	7.8%
Other operating	17.7%	18.4%	22.9%	21.2%	7.9%	5.7%
S,G&A	7.8%	6.2%	-160.7%	6.2%	181.5%	17.3%
Depreciation and amortization	5.5%	5.0%	2.1%	6.2%	3.6%	2.6%
Intangible impairment	0.0%	0.0%	24.9%	0.0%	0.0%	0.0%
Operating income (loss)	7.2%	8.2%	147.5%	3.4%	-157.1%	7.9%

Fiscal 2013 – Quarter 3 p 6

	Consolidated Results
	Nine Months Ended
	Jan. 25, 2013	% of sales	Jan. 27, 2012	% of sales
Net sales	$1,255,032		$1,240,885
Cost of sales	374,847	29.9%	384,586	31.0%
Operating wages	403,646	32.2%	399,422	32.2%
Other operating	217,288	17.3%	206,342	16.6%
S,G&A	134,382	10.7%	110,525	8.9%
Depreciation and amortization	61,827	4.9%	60,927	4.9%
Intangible impairment	22,667	1.8%	—	0.0%

Operating income	40,375	3.2%	79,083	6.4%
Interest	10,980	0.9%	5,975	0.5%

Pre-tax income	29,395	2.3%	73,108	5.9%
(Benefit) provision for income taxes	(1,482)	-0.1%	22,294	1.8%

Net Income	$30,877	2.5%	$50,814	4.1%
EPS—basic	$1.09		$1.70
EPS—diluted	$1.09		$1.69
Dividends paid per share:	$0.800		$0.700
Weighted average shares outstanding:
Basic	28,203		29,909
Dilutive stock options	142		90

Diluted	28,345		29,999
Shares outstanding at quarter end:	27,879		29,072

Income taxes, as a percentage of pre-tax income, were -5.0% vs.30.5%

	Segment Results
	Nine Months Ended
	Bob Evans Restaurants		Mimi’s Café		BEF Foods
	Jan. 25, 2013	Jan. 27, 2012	Jan. 25, 2013	Jan. 27, 2012	Jan. 25, 2013	Jan. 27, 2012
Net sales	$739,762	$728,949	$258,715	$270,385	$256,555	$241,551
Cost of sales	24.0%	23.7%	26.2%	26.9%	50.5%	57.4%
Operating wages	37.5%	38.1%	38.1%	37.1%	10.7%	9.0%
Other operating	18.1%	17.9%	24.4%	22.9%	8.0%	5.8%
S,G&A	7.6%	6.5%	-51.3%	7.1%	82.3%	18.1%
Depreciation and amortization	5.3%	5.0%	5.2%	6.5%	3.6%	2.8%
Intangible impairment	0.0%	0.0%	8.8%	0.0%	0.0%	0.0%

Operating income (loss)	7.5%	8.8%	48.7%	-0.6%	-55.0%	6.9%

Fiscal 2013 – Quarter 3 p 7

Future quarters represent estimates for fiscal year 2013.

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2013	565	2	—	—	—	2	2	565
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569
2009	571	—	—	—	1	1	2	570

Rebuilt Bob Evans Restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2
2009	1	3	—	—	4

Fiscal 2013 – Quarter 3 p 8

Future quarters represent estimates for fiscal year 2013.

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	4	12
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	16	22
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	40	74	195
Pre-Opening Expense	$510	$773	$771	$1,110	$3,164
Total days closed for remodels	254	290	258	510	1,312

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total restaurants	2	31	15	39	87
Pre-Opening Expense	$43	$471	$358	$699	$1,571
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total restaurants	—	2	10	19	31
Pre-Opening Expense	$—	$74	$240	$192	$506
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Prototype	—	—	—	1	1

Total restaurants	—	—	—	1	1
Pre-Opening Expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Fiscal 2013 – Quarter 3 p 9

Bob Evans Restaurants same-store sales analysis (18-month core; 552 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)	(3.5)	1.8	(5.3)
June	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)	(3.1)	2.0	(5.1)
July	2.3	0.9	1.4	(1.8)	2.0	(3.8)	(3.7)	2.0	(5.7)

Q1	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)	(3.5)	1.9	(5.4)
August	1.5	0.9	0.6	(2.6)	2.0	(4.6)	(1.8)	2.0	(3.8)
September	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)	(0.6)	1.8	(2.4)
October	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)	(0.5)	1.8	(2.3)

Q2	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)	(0.9)	1.9	(2.8)
November	2.1	2.8	(0.7)	0.1	1.9	(1.8)	6.1	1.9	4.2
December	(0.5)	2.7	(3.2)	2.4	2.2	0.2	(5.0)	1.9	(6.9)
January	3.1	2.7	0.4	2.3	2.0	0.3	(1.7)	1.4	(3.1)

Q3	1.6	2.8	(1.2)	1.6	2.0	(0.4)	(0.5)	1.8	(2.3)
February	—	—	—	2.2	1.7	0.5	3.2	1.0	2.2
March	—	—	—	(2.0)	1.7	(3.7)	(0.9)	1.0	(1.9)
April	—	—	—	(1.5)	1.8	(3.3)	1.3	1.0	0.3

Q4	—	—	—	(0.6)	1.7	(2.3)	1.2	1.0	0.2
Fiscal year	1.2	2.1	(0.9)	(0.6)	1.7	(2.3)	(1.0)	1.7	(2.7)

• Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($)—FY12	$1,715,000
Q3 FY 2013 day part mix (%):
Breakfast	33%
Lunch	38%
Dinner	29%
Q3 FY 2013 dine-in check average per guest ($):
Breakfast	$8.55
Lunch	9.14
Dinner	9.26

Q3 FY 2013 dine-in check average per guest ($)	$8.97
Q3 FY 2013 dine-in check average per ticket ($)	$17.60
Q3 FY 2013 carry-out check average per ticket ($)	$16.92

Fiscal 2013 – Quarter 3 p 10

Mimi’s Café openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2013	145	—	—	—	—	—	—	145
2012	145	—	—	—	—	—	—	145
2011	146	—	—	—	—	—	1	145
2010	144	—	1	1	—	2	—	146
2009	132	3	4	2	3	12	—	144

Mimi’s Café remodel restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2013	—	1	—	—	1
2012	—	—	—	1	1

• Mimi’s Café does not have any projected rebuilt restaurant openings for fiscal year 2013.

Fiscal 2013 – Quarter 3 p 11

Mimi’s Cafe same-store sales analysis (18-month core;145 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(5.6)	—	(5.6)	(1.8)	4.2	(6.0)	(8.4)	2.4	(10.8)
June	(2.3)	—	(2.3)	(6.1)	4.2	(10.3)	(8.2)	2.7	(10.9)
July	(2.1)	—	(2.1)	(6.1)	4.2	(10.3)	(6.5)	2.7	(9.2)

Q1	(3.3)	—	(3.3)	(4.8)	4.2	(9.0)	(7.6)	2.6	(10.2)
August	(6.8)	—	(6.8)	(5.6)	4.2	(9.8)	(6.2)	2.7	(8.9)
September	(4.2)	1.3	(5.5)	(4.8)	4.2	(9.0)	(4.8)	2.7	(7.5)
October	(5.8)	1.3	(7.1)	(4.1)	4.2	(8.3)	(5.8)	2.2	(8.0)

Q2	(5.6)	0.9	(6.5)	(4.8)	4.2	(9.0)	(5.6)	2.6	(8.2)
November	(3.5)	1.3	(4.8)	(4.0)	4.2	(8.2)	0.8	2.3	(1.5)
December	(6.3)	1.3	(7.6)	(3.0)	4.2	(7.2)	(4.1)	2.3	(6.4)
January	(2.1)	1.3	(3.5)	(3.3)	4.0	(7.3)	(6.0)	1.7	(7.7)

Q3	(4.0)	1.3	(5.3)	(3.4)	4.1	(7.5)	(3.2)	2.1	(5.3)
February	—	—	—	(0.2)	4.0	(4.2)	(1.3)	1.7	(3.0)
March	—	—	—	(5.3)	—	(5.3)	(2.0)	5.7	(7.7)
April	—	—	—	(3.6)	—	(3.6)	(0.8)	5.7	(6.5)

Q4	—	—	—	(3.1)	1.2	(4.3)	(1.3)	4.5	(5.8)
Fiscal year	(4.3)	0.8	(5.0)	(4.0)	3.4	(7.4)	(4.5)	2.9	(7.4)

Key restaurant sales data (core restaurants only):

Mimi’s Café
Average annual store sales ($)—FY12	$2,511,000
Q3 FY 2013 day part mix (%):
Breakfast	23%
Lunch	42%
Dinner	35%
Q3 FY 2013 dine-in check average per guest ($):
Breakfast	$11.38
Lunch	11.43
Dinner	13.32

Q3 FY 2013 dine-in check average per guest ($)	$12.01
Q3 FY 2013 dine-in check average per ticket ($)	$24.78
Q3 FY 2013 carry-out check average ($)	$23.94

Fiscal 2013 – Quarter 3 p 12

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2	Q3	Q4	Average
2013	$54.19	$43.22	$58.72	$	$52.19
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17
2010	$43.24	$32.88	$40.14	$55.91	$42.18

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2013	7.2%	16.1%	13.1%		12.3%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%
2010	-2.9%	10.1%	20.9%	4.5%	8.2%

Total pounds sold, by category:

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%
Sides	39.5%	37.8%	39.7%
Frozen	5.7%	5.3%	4.2%
Food Service	26.9%	30.0%	28.0%
Other	3.7%	2.7%	2.6%

Fiscal Year 2012:

Category	Q1	Q2	Q3	Q4
Sausage	29.1%	26.6%	28.1%	26.0%
Sides	35.0%	38.9%	41.2%	38.9%
Frozen	7.2%	6.5%	5.1%	5.4%
Food Service	24.1%	24.0%	22.2%	26.1%
Other	4.6%	4.0%	3.4%	3.6%

Net sales review (dollars in thousands):

	Q3 2013	YTD 2013	Q3 2012	YTD 2012
Gross sales	$117,760	$297,914	$106,599	$274,673
Less: promotions	(19,171)	(38,230)	(14,780)	(30,802)
Less: returns and slotting	(762)	(3,129)	(788)	(2,320)

Net sales	$97,827	$256,555	$91,031	$241,551

Fiscal 2013 – Quarter 3 p 13

Balance Sheet Summary:

(in thousands)	Jan. 25, 2013	April 27, 2012
Cash and equivalents	$4,433	$32,846
Other current assets	133,584	60,716
Current net assets held for sale	6,062	10,085
Net property, plant and equipment	762,092	722,904
Goodwill and other intangible assets	23,831	1,567
Other non-current assets	38,522	199,766
Non-current assets held for sale	168,535	37,893

Total assets	$1,137,059	$1,065,777
Current portion of long-term debt	$—	$38,571
Line of credit	189,031	—
Other current liabilities	134,628	134,313
Current liabilities held for sale	25,511	22,005
Long-term debt	811	97,145
Other long-term liabilities	127,725	94,348
Long-term liabilities held for sale	23,531	22,809
Stockholders’ equity	635,822	656,586

Total liabilities and equity	$1,137,059	$1,065,777

Fiscal 2013 – Quarter 3 p 14